Exhibit 6.2
                                                                     -----------

              AMENDED AND RESTATED DESIGN AND DEVELOPMENT AGREEMENT

     THIS AMENDED AND RESTATED DESIGN AND DEVELOPMENT AGREEMENT is made as of the 16th day of June 2003 by and between ULTIMATTE CORPORATION, a California Corporation ("Ultimatte"), and SBS INTERACTIVE, CO., a Florida corporation, a successor by way of its ownership of High Plateau Holdings, Inc., an Ontario corporation, ("SBS").

                                    RECITALS

     A. Ultimatte is the owner of certain patented inventions, proprietary algorithms, proprietary software and technology, which is used for image compositing, and processing by the movie and television industry. Ultimatte's technology allows images of users to be composed as the background source on a monitor with a pre-recorded foreground video source. Pursuant to this agreement, Ultimatte will adapt its technology and design hardware for SBS.

     B. SBS is the owner of certain patented inventions and proprietary technology, which is used for pre-recorded video image processing.

     C. Ultimatte and SBS (as a successor to High Plateau Holdings, Inc. by way of purchase) are currently parties to that certain Design and Development Agreement dated as of the 9th day of September, 1999 (the "1999 Agreement") pursuant to which Ultimatte previously developed a video compositing device.

     D. This Amended and Restated Design Development Agreement is to supersede and replace in all respects the heretofore-existing 1999 Agreement.

     E. In exchange for the development of the Keyer Unit and the granting to SBS of exclusive rights to commercially exploit the Keyer Unit all as provided herein, SBS will pay Ultimatte a development fee and royalties as provided herein.

                              TERMS AND CONDITIONS

     NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged and the covenants contained herein and intending to be legally bound hereby, it is hereby agreed by the parties hereto as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings hereinafter set forth:

         (a) "Affiliate" shall mean any person that controls, is controlled by, or is under common control with, another designated person. For purposes of this definition of Affiliate, the terms "control," "controls," "controlling" and



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"controlled" shall mean the possession of the power, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise and a person will be deemed, at a minimum, to control any entity in which such person owns, directly or indirectly, fifty percent (50%) or more of that entity's voting or equity interests.

         (b) "Contract Manufacturer" shall mean a vendor selected by SBS to manufacture the Keyer Units for SBS.

         (c) "Intellectual Property" means all copyrights (including, without limitation, the right to reproduce, distribute copies of, display and perform the copyright work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications, trademark rights, trade names, mask- work rights under the Semi-Conductor Chip Protection Act of 1984 (or similar type laws), trade secrets, know-how, author's rights algorithms, trade rights in packaging, goodwill and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivatives of any of the forgoing.

         (d) "Keyer Unit" shall consist of a video compositing device, conforming to the specifications, to be developed by Ultimatte in accordance with this Agreement utilizing Ultimatte's priority technology, which functionally allows images of persons, as the background source, to be combined on a monitor with a pre-recorded foreground video source.

         (e) "Out of Pocket Expenses" shall mean those reasonable expenses and disbursements incurred by Ultimatte in connection with the development of the Keyer Unit hereunder including without limitation reasonable expenses incurred for out of - county travel, lodging and meals, long distance telephone and facsimile transmissions, reproduction, special computer hardware and software, and specialty components and electronic parts, etc.

         (f) "Project Development Schedule" shall mean the terms and other conditions including the time schedule related to the development by Ultimatte of the Keyer Unit, such project Development Schedule to be mutually agreed upon by SBS and Ultimatte and when agreed upon shall be deemed to be a part of this Agreement.

         (g) "Royalty" shall mean: (i) seven percent (7%) of the gross revenue recognized by SBS and any SBS Affiliate from the rental, lease, license or sale at: (A) SBS Units, and (B) content to be used with SBS Units and any services provided in connection with the use of the SBS Units; plus (ii) forty percent (40%) of the gross revenue recognized by SBS and any SBS Affiliate related to the licensing to a third party of the right to manufacture and sell or use or rent SBS Units. Royalties payable hereunder shall be held in trust for Ultimatte until it is paid over to Ultimatte.



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         (h) "SBS Unit" shall mean any device (including the Keyer Unit)
containing (or based upon or derived from) a chipset and/or the binary code developed by Ultimatte hereunder or under the 1999 Agreement or any device which utilizes Ultimatte's proprietary technology.

         (i) "Specifications" shall mean those functional specifications for the Keyer Unit as mutually agreed as well as any mutually agreed upon changes thereto.

     2. Development of Keyer Unit. Each of the following steps in the development and acceptance of the Keyer Unit shall be, as applicable, in accordance with project Development Schedule:

         (a) Ultimatte shall prepare and submit to SBS proposed specifications and project Development Schedule. Within five (5) days of receipt, SBS shall review and, in writing, accept the same or advise Ultimatte of the changes to be made.

              i) If Ultimatte accepts the requested changes, it shall revises the proposed specifications and the Project Development Schedule, as may be negotiated and agreed upon, and the same shall be accepted by SBS and deemed the final Specifications and Project Development Schedule.

              ii) If the parties are unable to agree upon the specifications and the Project Development Schedule within forty-five (45) days of the date hereof, this Agreement shall be terminated and neither party shall have any further rights or duties to the other hereunder except pursuant to Sections 6 and 13 herein which shall remain in full force an effect.

              iii) If SBS, after acceptance of the Specifications and the Project Development Schedule, desires to modify the same, it shall propose to Ultimatte the desired changes to the Specifications and to the Project Development Schedule as well as any equitable adjustments to the Development free payable hereunder, the delivery dates and other terms. Any such changes that are finally agreed upon shall be in writing and thereafter the Specifications and the Project Development Schedule, as modified, shall be the applicable Specifications and the Project Development Schedule.

         (b) Ultimatte shall develop and deliver to SBS for acceptance testing a prototype of the Keyer Unit that confirms in all material respects to Specifications (the "Prototype"). SBS shall promptly conduct acceptance testing of the Prototype to determine whether nor not it confirms in all material respects to the Specifications. SBS shall share its testing process and results with Ultimatte.

              i) SBS shall advise Ultimatte in writing within five (5) days of receipt of the Prototype of its acceptance as conforming, in all material respects, to the Specifications or its rejection of the Prototype otherwise the Prototype shall be deemed accepted.



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              ii) In the event the Prototype is rejected, SBS shall provide to
Ultimatte, at the time it provides its notice of rejection, a detailed description of each specific deficiency in which the Prototype failed to conform to the Specifications. In such event, Ultimatte shall make the necessary corrections to the Prototype to correct the deficiencies specified by SBS and re-submit to SBS a corrected Prototype for new acceptance testing in accordance with this section 2(b).

         (c) Upon acceptance by SBS of the Prototype, Ultimatte shall work with the industrial design engineer specified and paid for by SBS (and reasonably acceptance to Ultimatte) and with a specialty manufacture selected by Ultimatte (including providing, to such manufacture, board layouts, Gerber files and the binary code for the necessary firmware) to have fabricated five (5) Keyer Units, based upon the accepted Prototype, that are capable of being manufactured in the ordinary course (the "pre-production Units").

         (d) Ultimatte shall deliver three (3) Pre-Production Units conforming in all material respects to the Specifications for final acceptance testing by SBS together with the related preliminary bill of materials of the Keyer Units.

              i) SBS shall perform such acceptance testing on the Pre-Production Units, as it deems necessary and appropriate to determine whether or not the Pre-Production Units conform in all material respects to the Specifications. SBS shall share its testing process and results with Ultimatte.

              ii) Within five (5) days, SBS shall accept the Pre-Production Units if they conform in all material respects to the Specifications. In the event the Pre-Production Units are rejected, SBS shall provide to Ultimatte, at the time it provides it notice of rejection of the Pre-Production Units failed to conform to the Specifications together with the Pre-Production Units to be reworked.

              iii) In such event, Ultimatte shall make the necessary corrections to the Pre-Production Units to correct the deficiencies specified by SBS and re-submit to SBS the five (5) Pre-Production Units, as corrected, for new acceptance testing in accordance with this Section 2(d).

         (e) Following final acceptance, Ultimatte shall obtain, in the name of SBS, from an appropriate entity, FCC, UL, and CE certification for the SBS accepted Keyer Units utilizing the balance of the Pre-Production Units. The date the final FCC, UL and CE certification are received shall be deemed the "Completion Date").

         (f) Promptly following the Completion Date, ultimate shall provide to SBS or to its contract Manufacturer the final Keyer Unit bill of materials, chipset (PCB) design and related documentation (including Gerber files and related binary code to be incorporated as firmware in an Eprom) to manufacture the Keyer Units.



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         (g) To the extent requested by SBS, Ultimatte shall assist in coordinating with the initial contract Manufacturer selected by SBS the initial production run of the Keyer units.

     3. Development Fee. SBS shall pay to Ultimatte a "Development Fee" equal to three hundred thousand dollars ($300,000) in accordance with the following schedule:

         (a) A payment of thirty thousand dollars ($30,000) to be paid upon the mutual acceptance by SBS and Ultimatte of the Specifications;

         (b) A second payment of thirty thousand dollars ($30.000) to be paid thirty (30) days following the first payment;

         (c) A third payment of forty thousand dollars ($40,000) to be paid thirty (30) days following the second payment;

         (d) A fourth payment of forty thousand dollars ($40,000) to be paid thirty (30) days following the third payment;

         (e) A fifth payment of fifty thousand dollars ($50,000) to be paid thirty (30) days following the fifth payment;

         (f) A sixth payments of fifty thousand dollars ($50,000) to be paid thirty (30) days following the fifth payment;

         (g) The balance, sixty thousand dollars ($60.000), shall be paid within five (5) days following receipt of FCC, CE and UL approvals.

However, the entirety of the unpaid portion of the Development Fee shall be accelerated and shall become due and payable to Ultimatte by SBS within five (5) days following the day the last of the FCC, CE and UL obtained approvals is obtained. Notwithstanding the forgoing, SBS shall be entitled to a ten percent (10%) reduction in the Development Free for each full thirty day period that final approval of FCC, CE and UL is not received by the "Estimated Completion Date" set forth on Project Development Schedule as extended for any causes beyond the reasonable control of Ultimatte. Until the Completion Date, Ultimatte shall devote and allocate to the development process contemplated hereunder adequate and appropriate funding and resources to timely complete the same.

     4. Out-of-Pocket expenses. Upon receipt of an invoice, SBS shall promptly pay to Ultimatte the Out-Of-Pocket Expenses incurred by Ultimatte in performing its duties and obligations hereunder.

     5. Grant of Rights. Unless earlier terminated and so long as SBS performs all of its obligations hereunder (including making all payments to Ultimatte when due and making all keyer Units as required herein), SBS shall have the


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worldwide right to manufacture, have manufactured, sell, rent and use the Keyer
Units as developed hereunder.

     6. Protection of Intellectual Property. Except as expressly provided herein, SBS shall not, without Ultimatte's prior written consent, provide or otherwise make available to any person, in any form, the intellectual property related to Keyer Units except to a contract Manufacturer or a sub-licensee (each of whom shall be bound, in writing for the benefit of Ultimatte, to Maintain the confidentially of the same) for use in manufacturing a Keyer Unit. SBS hereby acknowledges and confirms;

         (a) All right, title and interest in and to the Intellectual Property Rights comprising or embodied in the Keyer Units and its related documentation (other than end-user documentation), is owned by Ultimatte and SBS has no rights therein;

         (b) SBS has no right to manufacture, have manufactured, sell, rent or use the Keyer Units or End-User Documentation except as expressly provided herein;

         (c) Except to the extent disclosed in any issued patents and except for otherwise publicly known information, the ideas and expressions contained within the Keyer Units and any related documentation (other than end-user documentation) are confidential, proprietary information and trade secrets if Ultimatte, whether or not any portion there of is, or may be, copyrighted or patented;

         (d) Neither SBS, nor its employees, representatives, or agents, have acquired, or shall attempt to acquire, any proprietary interest in, or any other right to, the Intellectual Property Rights embodied in, the Keyer Units and in its related documentation (other than end-user documentation) other than as expressly granted herein.

         (e) SBS Shall not modify, translate, reverse assemble, reverse compile or otherwise reverse engineer the Keyer Units, or any portion thereof; and

         (f) The Units and related documentation (other than end-user documentation) shall be identified as proprietary to Ultimatte and include on each Keyer Unit and on each copy of the related documentation (other than end-user documentation) shall be Ultimatte designed patent, copyright and trademark notices.

     7. Manufacturing and Supply. Except with respect to the fabrication of the Prototype and five (5) Pre-Production Units, SBS shall be responsible for all costs and expenses associated with the production of the Keyer units.

     8.  On-Going Product Support.

         (a) Ultimatte shall provide SBS with advice and recommendations by way of on-going product support in connection with the manufacture of Keyer Units such as assisting SBS and its Contract Manufacturer in reducing costs, improved


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use ad sourcing of components, product testing, and other similar matters involving the manufacture of the Keyer Unit.

         (b) For a period of one (1) year from the Completion date, Ultimatte shall correct any material errors in the chipset design and related binary code (the "Support Period"). Support after the Support Period shall be as may be agreed from time to time.

     9.  End-User Support. At its sole cost expense, SBS shall:

         (a) Utilize its best efforts to promote, market and distribute the Keyer Units;

         (b) Be responsible for all warranty obligations and provide appropriate customer product support, including the processing of returns and defects for End-Users;

         (c) Provide its sales an technical personal with adequate training, technical, and marketing support, sales and technical literature, including such materials as may be made available to SBS by Ultimatte, and such other assistance as may be necessary or appropriate in promoting the sale and support of Keyer Units; and

         (d) Advise and provide support to purchasers of the Keyer Units in connection with their use.

     10.  Royalties, Reports and Records.

         (a) Royalties. SBS shall pay Ultimatte the Royalties accrued during each quarter no later than the thirtieth (30th) day of the month following such quarter.

         (b) Royalty Reports. Not later the quarterly due date of the payment of the Royalties, SBS shall provide Ultimatte a written royalty report setting forth the number of Keyer Units sold, leased (and on lease), rented (and being rented) and manufactured by or for SBS and all of its Affiliates, even if none, for each applicable quarter, the revenue recognized related thereto, and a calculation of the amount of Royalties payable to Ultimatte for such period. Said Royalty Report shall be certified by the President or Chief Financial Officer of SBS, under penalty of perjury, that such Report is true and accurate in all respects. In addition, SBS shall provide to Ultimatte such other information as may be reasonably requested by Ultimatte from time to time related to the Keyer Units.

         (c) Records Retention. SBS shall maintain all records, which are necessary and adequate to reconstruct the material and relevant information concerning the sale of each Keyer Unit. Such records shall be kept for a period of five (5) years following the end of SBS's fiscal year in which the reported transactions occurred.

         (d) Inspections. Not more frequently than quarterly, Ultimatte and its representatives shall have the right to examine and make copies of relevant records and books of account at any reasonable time during SBS's normal business


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hours, upon not less than 72 hours advance written notice. If the examination of such records reveals a deficiency of greater than three percent (3%) during any reporting period, SBS shall reimburse Ultimatte for the costs and expenses with respect to such examination.

     11. Payments. All payments due Ultimatte hereunder shall be made at the offices of Ultimatte or by wire transfer to such account designated in writing by offices of Ultimatte, and be made in lawful currency of the United States. Any payments due Ultimatte which are not paid by the due date shall bear interest at the rate of one and one-half percent (1.5%) per month or such lower rate as may be the maximum rate permitted under applicable law, from such due date until the date of payment of full and shall be paid by Ultimatte quarterly at the same time as the Royalties are due. All costs of collection incurred hereunder by Ultimatte including reasonable attorneys' fees and court cost shall be paid by SBS.

     12.  Marketing.

         (a) Commitments. SBS shall use its best efforts to market, promote, advertise, sell and distribute the Keyer Units.

         (b) Manner. SBS shall market the Keyer Units consistent with good business ethics and in a manner that will reflect favorably on Ultimatte. SBS shall refrain form engaging in any illegal, unfair or deceptive trade practices or unethical business practices whatsoever with respect to promotion or sale of End-User Licenses.

         (c) Marketing Expenses. All sales and marketing expenses shall be borne by SBS. In the event that SBS specifically request Ultimatte's assistance in special marketing programs, SBS shall reimburse Ultimatte for reasonable out-of-pocket travel expenses incurred by Ultimatte thereby.

     13. Patent, Copyright and Other Markings. The license granted hereunder is conditioned upon SBS' complete compliance with the provisions of the patent, trademark and copyright laws in the countries in which the Keyer Units are sold including all applicable rules and regulations. SBS shall keep records of, and to promptly advise Ultimatte when a Keyer Unit bearing an Ultimatte trademark is first sold in a country.

         (a) SBS shall cause each Keyer Unit to bear appropriate patent markings (in accordance with 35 U.S. Code ss. 287) by fixing thereon either the word "patent" or the abbreviation "pat." Together with the numbers of applicable patent(s) as directed by Ultimatte.

         (b) SBS shall place on each Keyer Unit, at the location of where the serial number or governmental approvals are displayed, the trademark "powered by Ultimatte(TM)" and appropriate copyright notices with respect to the Ultimatte-provided firmware, software and other copyrightable works, which trademark and copyright notices shall be permanently affixed. SBS shall



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cooperate with Ultimatte, in protecting and defending Ultimatte's patents, trademarks and copyrights utilized or to be utilized with the Keyer Units.

         (c) SBS shall notify Ultimatte in writing of any infringements or imitations by third parties of the Keyer Units or any other Ultimatte Intellectual Property which may come to the attention of SBS, Ultimatte shall have the sole right to determine whether or not any action shall be taken on account of any such infringement or imitation. Ultimatte shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such action, it any, except for such amounts specifically identified as resulting from SBS' lost profits, which amounts shall be awarded to SBS.

         (d) SBS shall take every action and execute all such documents as may be necessary or appropriate to reflect Ultimatte's rights in its Intellectual Property. In the event that SBS fails to either execute any such documents or take any such action reasonably requested of it in furtherance of this subsection, the SBS hereby names Ultimatte its true and lawful attorney-in-fact for the sole purpose of executing such documents or taking such action in the place and stead of SBS. This power of attorney is coupled with an interest, is irrevocable, and shall survive the termination or expiration of this Agreement.

     14. Minimum Payments. So long as SBS pays to Ultimatte the minimum Royalties set forth on the following table (or an amount equal thereto in lieu of a lesser amount of Royalties actually earned during such quarter) for each full quarter following the Completion Date, Ultimatte shall not, for itself or any other person, develop, license, manufacture or sell any stand alone consumer product utilizing the Keyer Unit chipset and binary code developed hereunder which would be offered to consumers at a manufacturer's suggested retail price of less than three hundred dollars ($300). Nothing contained herein is intended to preclude Ultimatte from developing, selling or licensing a product providing similar functionality but which is bundled with, and incorporated in, another product. Notwithstanding the foregoing, the limitations contained herein shall apply to chipset design, binary code or other Intellectual Property heretofore licensed to Avid Technology, Inc.

             Quarter Following
              Completion Date                          Amount
             -----------------                    ----------------

                    1st                           Required $100,000

                    2nd                           Required $150,000

                    3rd                               $250,000

                    4th                               $250,000

                    5th                   The greater of $312,500 or 50% of
             and each quarter             the then current year's projected
                thereafter                amount of royalties due Ultimatte.



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No later than the 15th day of December of each year during the term of this
Agreement, SBS shall provide to Ultimatte a royalty projection for the then following year. If at any time SBS fails to pay Ultimatte the quarterly minimum amount set forth above when due, Ultimatte shall thereafter have the right to use the Keyer Unit chipset and binary code developed hereunder for any purpose (including the right to manufacture, sell or rent or license the same to others). In such event, SBS provided it is not otherwise in default hereunder, shall have the continuing right to manufacture (and have manufactured) and sell or rent Keyer Units and to sublicense the same to third parties.

     15.  Limited Warranty.

         (a) The final design of the developed Keyer unit to be provided to SBS by Ultimatte and services which may be rendered by Ultimatte to, or on behalf of, SBS are being provided "AS-IS" and without any warranty of any kind other than the Test Units and the Pre-Production Units, as finally delivered to SBS, shall conform, in all material respects, to the Specifications existing at the time of delivery.

         (b) No statement or recommendation made or assistance given by Ultimatte, or its representatives, to SBS shall constitute a warranty or a waiver by Ultimatte of any of the provisions herein or affect Ultimatte's obligations or liability as provided herein unless concurrently or subsequently made by an officer of Ultimatte in writing.

         (c) NO REPRESENATION OR OTHER AFFIRMATION OF FACT (INCLUDING BUT NOT LIMITED TO ANY STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE OF THE KEYER UNIT AND SERVICES TO BE FURNISHED HEREUNDER) WHICH IS NOT CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A WARRANTY BY ULTIMATTE WHATSOEVER. THE EXPRESS WARRANTIES SET FORTH HEREIN ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. ULTIMATTE EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTS OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE.

     16. Indemnification.

         (a) SBS shall indemnify, defend and hold Ultimatte harmless from any claims, damages, costs, liabilities and expenses (including reasonable attorneys' fees) resulting from, or arising out of, or relating to:

              i) the manufacture, sale or use by any person of any Keyer Units manufactured or sold by SBS, its Affiliates, its sub licensees or any person authorized by SBS; or



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              ii) the action, inaction, statement, representation or warranty made by any employee, agent or representative of SBS, its affiliates, its sub licensees or any person authorized by SBS which have not been expressly authorized herein.

         (b) Ultimatte shall indemnify, defend and hold SBS harmless from any claims, damages, costs, liabilities and expenses (including reasonable attorneys' fees) resulting from, or arising out of, or relating to the infringement by the Keyer Unit chipset of the binary code created by SBS hereunder of any U.S. proprietary right of any third party except for patents that may be hereafter issued.

     17. Confidentiality.

         (a) Confidential Information. Both Parties either have provided or will provide to each other certain information necessary for the other to perform its respective obligations under this Agreement directly related to the Keyer Unit. All such confidential and proprietary information, technical data, know-how, and trade secrets of a party related to the Keyer Unit which is identified as such (or which the other party knows or reasonably should know to be such) will be deemed "Keyer Unit Confidential Information" as it is intended that other confidential information not directly related to the Keyer Unit will be governed by the Non-Disclosure Agreement between the parties of even date. Notwithstanding the foregoing, information will not be deemed Keyer Unit Confidential Information if and to the extent : (I) it was already known to the disclosing party prior to the date of this Agreement as established by documentary evidence; (II) it is in or has entered the public domain through no breach of this Agreement or other wrongful act of the disclosing party; (III) it has been rightfully received by the disclosing party from a third party and without breach of any obligation of confidentially of such third party to the non-disclosing party; (IV) it has been approved for release by written authorization of the non-disclosing party; or (V) it is required to be disclosed pursuant to a final binding order of a government agency or court of competent jurisdiction, provided that the non-disclosing party has been given reasonable notice of the pendency of such an order and the opportunity to contest it.

         (b) Obligation of Confidentiality. Both parties understand and agree that they will be deemed in a fiduciary relationship of confidence and trust with respect to the Keyer Unit Confidential Information to any third party or to use if for any purpose other than the purpose described herein. Each party agrees that if will employ all reasonable steps to protect the Keyer Unit Confidential Information from unauthorized or inadvertent disclosure or use, including without limitation all steps that it takes to protect its own information that it considers proprietary and trade secret. Both parties shall cause all written materials and documents containing the Keyer Unit Confidential Information obtained from the other party (including Sketches, drawings, reports, notes, copies, abstracts and magnetic media) to be plainly marked to indicate the confidential nature thereof and to prevent the unauthorized use or disclosure thereof.



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     18. Limitation of Liability.

         ULTIMATTE SHALL NOT BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTLY DAMAGES INCLUDING WITHOUT LIMITATION LOST BUSINESS, PROFITS OR GOODWILL ARISING FROM ANY ACTION BASED UPON A BREACH OF ANY OF ULTIMATTE'S OBLIGATIONS CONTAINED HEREIN OR BASED ON ANY OTHER THEORY (TORT OR OTHERWISE) AGAINST ULTIMATTE ARISING OUT OF THE TRANSACTIONS OR THE RELATIONSHIP CONTEMPALTED HEREBY MUST BE COMMENCED WITHIN ONE (1) YEAR AFTER THE CAUSE OF ACTION HAS ACCURED.

     19. Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto, relating to the subject matter hereof including without limitation the 1999 Agreement. There are no other agreements, understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warrants, covenants or conditions, express or implied, whether by statute or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any term, provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

     20. Assignability. Neither party shall assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

     21. Severability. If any provision this Agreement of the application of any such provision to any person or circumstance, will be declared judicially (or by any tribunal) to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this agreement will be deemed to have been amended by modifying such provision to the extent necessary to render I valid, legal and substituting therefore another provision that is legal and enforceable and that achieves, as close as possible, the same objective.

     22. Further Assurances. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purpose and intent of this Agreement.

     23. Use of Party's Name. Other than as expressly permitted by this Agreement, no right is granted by this Agreement, to either party to use in any


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manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

     24. Notice. All written notices or other written communications required under this Agreement shall be deemed properly given when provided to the parties entitled thereto by personal delivery (including delivery by commercial services such as messengers and airfreight forwards), by electric means (such as by electronic mail, telex or facsimile transmission) or by mail sent registered or certified mail, postage prepaid at the following addresses (or to such other address of a party designated in writing by such party to the other):

          If to Ultimatte:    Ultimatte Corporation
                              20945 Plummer Street
                              Chatsworth, California 91311
                               Attention: Paul Viahos
                              Fax No: 1-818-993-3762

          If to SBS:          SBS Interactive, Co.
                              200 Viceroy Road, Unit 5
                              Concord Ontario, Canada L4K 3N8
                              Attention: Todd Gotllep
                              Fax No: 1-905-660-1122

All notices given y electronic means shall be confirmed by delivering to the party entitled thereto a copy of said notice by certified or registered mail, postage prepaid, return receipt requested. All written notices shall be deemed delivered and properly received upon the earlier of five (5) days after mailing the confirmation notice or upon actual receipt of the notice provided by personal delivery or electronic means.

     25. Relationship of the Parties. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement shall be construed as or agent of the other. Neither party hereto shall have any express or implied right o authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

     26. Applicable law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     27. Headings. Section headings are inserted for convenience only and in no way are to be construed to define, limit or affect the construction for interpretation hereof.

     28. Force Majeure. A party shall not be liable for nonperformance or delay in performance caused by any event reasonably beyond the reasonable control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any



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law, proclamation, regulation, ordinance, or other act or order of any court, government of governmental agency.

     29. No Third-Party Benefit. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

     30. Interpretations and Definitions. This Agreement has been jointly negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party, in this Agreement whenever the context so requires, the gender includes the neuter, feminine and masculine and the number includes the singular and the plural and words "person" and "party" include individuals, corporations, partnerships, firms, trusts, associations, other legal entities and any group of persons acting in concert. Any references to parties, sections, subsections, exhibits or schedules of this Agreement as appropriate. The words "herein" and "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular articles, sections or other subdivisions. The words "includes" and "including" shall mean "provisions" of this Agreement refer to the terms, conditions and promises contained in this Agreement taken as a whole. All reference to months, quarters or years are references to calendar months, calendar quarters or calendar years.

     31. Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of all persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

     32. Schedules and exhibits. All schedules and exhibits, attached hereto and referred to herein, are an integral part of this Agreement and are incorporated herein by reference hereby.

     33. Custom. All parties to this Agreement shall have the right at all times to enforce the provisions contained in this Agreement, and in all other agreements and documents required or provided for herein, in strict accordance with the terms thereof, notwithstanding any custom or practice in the area or any conduct or continuing conduct on the part of any party hereto to the contrary unless expressly agreed to in writing. The failure of any party hereto, at any time or from time to time, to enforce any of its rights under any provision herein, strictly in accordance with the same, shall not be construed as varying the terms hereof, in any way or manner, contrary to the specific provisions of this Agreement or be construed as modifying or waiving such provision.

     34. Amendments. Unless expressly permitted herein, no supplement, modification or amendment of any term, provision or condition of this Agreement


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(including this paragraph) shall be binding or enforceable unless evidenced in a writing executed by the parties hereto.

     35. Non-Solicitation. During the term of this Agreement and for a period of two years thereafter, neither party will solicit or induce or attempt to induce any employee or consultant or other independent contractor providing services to the other party to cease rendering services to such other party including offering employment to such individuals.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written by persons duly authorized.

ULTIMATTE CORPORATION                        SBS INTERACTIVE, CO.


By: /s/ Lynne Sauve                          By: /s/ Todd Gotlieb
    ---------------------------------            -------------------------------
Name:    Lynne Sauve                             Todd Gotlieb
Title:   President                              President




















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